Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-168574, 333-163481, 333-148518, 333-111949, 333-75686, 333-72248, 333-51912, 333-84959, 333-35223, 33-60459, 33-67128, 33-17552, 33-41660 and 33-50998 on Form S-8 and No. 333-112254 on Form S-3 of our reports dated February 22, 2011 relating to the consolidated financial statements and financial statement schedule of The Timberland Company, and the effectiveness of The Timberland Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Timberland Company for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 22, 2011